Exhibit 99.1

ITT Tops Second-Quarter Revenue and Adjusted Earnings Forecasts on Commercial Growth; Raises Full-Year Revenue Forecast; ITT Exelis and Xylem Spinoff Transactions Are on Track

  Second-quarter revenue of $3 billion was up 10 percent from 2010.
  Earnings from continuing operations were $168 million, or $0.90 per share.
  Adjusted earnings from continuing operations rose to $1.18 per share, up 4 percent from prior year.
  Company raises full-year revenue forecast; reaffirms full-year adjusted EPS guidance midpoint of $4.76.

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 29, 2011--ITT Corporation (NYSE: ITT) today reported 2011 second-quarter revenue of $3 billion. Income from continuing operations was $168 million, down 26 percent from the prior-year period, primarily due to spinoff-related costs to create independent companies from its defense and water businesses. Excluding the impact of these costs, income from continuing operations for the quarter was $220 million, or $1.18 per share, representing 4 percent year-over-year growth.

“We are exceedingly pleased with our strong overall results and solid revenue across all our businesses this quarter,” said Steve Loranger, ITT’s chairman, president and chief executive officer. “We delivered robust growth in our commercial businesses, held defense revenue steady despite market uncertainty and continued to grow our global project pipeline. These impressive results were achieved while the organization successfully continued executing our strategic separation into three independent companies.”

Second-Quarter Segment Results

Defense and Information Solutions

  Second-quarter 2011 revenue was $1.5 billion, flat with the second quarter of 2010, due to expected revenue declines in radio and jammer programs in the Electronic Systems business, which were offset by significant growth in key service programs.
  Organic orders were 47 percent better than the comparable period in 2010, driven by increased service activity and additional orders from NASA and the FAA.
  Second-quarter operating income, excluding certain separation-related costs, was $143 million, down 26 percent from the same period in 2010, primarily as a result of a shift in the mix of products and services.

Fluid Technology

  Second-quarter 2011 Fluid Technology revenue of $1.1 billion was up 26 percent on a year-over-year basis, driven by significant oil and gas activity in the Industrial Process business, strength in light industrial and agriculture markets at Residential and Commercial Water, as well as an increase in demand within Water and Wastewater for global dewatering and North American transport equipment.
  Organic revenue (defined as total revenue excluding foreign exchange and acquisition impacts) was up 9 percent, driven by strong performances across all businesses and the shipment of a major oil and gas project by Industrial Process. Organic orders for the segment were up 6 percent, largely driven by growth in the Industrial Process business, combined with strong global commercial orders in the Residential and Commercial Water businesses.
  Second-quarter operating income, excluding certain separation-related costs, was $164 million, up 26 percent from the comparable prior-year period, driven by productivity gains and acquisitions, which more than offset inflation and foreign exchange headwinds.

Motion and Flow Control

  Second-quarter 2011 revenue for the Motion and Flow Control segment grew 14 percent on a comparable prior-year basis to $414 million, as the business experienced strong demand in the aerospace aftermarket for our Control Technologies products, and Motion Technologies continued to drive share gains in the automotive market. These growth factors more than offset the marine market softness in Flow Control that resulted from an unusually slow start to the spring boating season.
  Organic orders were up 6 percent, driven primarily by automotive market strength at Motion Technologies, as well as double-digit growth in the aerospace and general industrial markets for the Control Technologies business that more than offset softness at Flow Control and Interconnect Solutions.
  Operating income of $57 million was up 36 percent from the same period in 2010, with productivity gains more than offsetting higher commodity costs.

ITT Transformation

Efforts to separate ITT into three independent publicly traded companies continued to progress toward completion prior to the end of 2011. The company recently announced that, upon completion of the spinoffs, the future defense company will be named ITT Exelis, and the future water company will be named Xylem. In addition, the company filed Form 10 registration statements with the SEC on July 11, 2011.

Anticipated pre-spin costs associated with the transformation remain in line with previously provided guidance. After-tax transformation charges incurred during the second quarter included $46 million in advisory, tax and other costs. Further information on the ITT Transformation, including summaries of each new company’s initial registration statements, can be found at www.itt.com/transformation.

Guidance

The company is raising its total revenue outlook for the full year 2011 to $11.5 billion, due to recent defense services contract wins and strength at Fluid Technologies. ITT is maintaining its 2011 full-year adjusted earnings per share guidance range of $4.70 to $4.82, with the midpoint at $4.76 per share.

Full-year revenue for Defense and Information Solutions is now expected to be between $5.6 billion and $5.7 billion, up from the previous forecast. Fluid Technology revenue is now expected to grow 17 percent, with organic revenue forecasted to grow 6 percent. Motion and Flow Control revenue is expected to grow 10 percent, and organic revenue growth for the business is projected at approximately 6.5 percent.

Third-quarter adjusted earnings for the company are expected to be in the range of $1.10 to $1.14 per share on revenues of $2.9 billion.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Daylight Time to review second-quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2010 revenue of $11 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the separation of ITT Corporation (the “Company”) into three independent publicly-traded companies (the “companies”), the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the companies, future strategic plans and other statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international government defense budgets; decline in consumer spending; sales and revenue mix and pricing levels; availability of adequate labor, commodities, supplies and raw materials; interest and foreign currency exchange rate fluctuations and changes in local government regulations; competition, industry capacity and production rates; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the company or the degree of liability; uncertainties with respect to our estimation of asbestos liability exposures, third party recoveries, and net cash flow; our ability to effect restructuring and cost reduction programs and realize savings from such actions; government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; changes in technology; intellectual property matters; governmental investigations; potential future employee benefit plan contributions and other employment and pension matters; contingencies related to actual or alleged environmental contamination, claims and concerns; changes in generally accepted accounting principles; other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our other filings with the Securities and Exchange Commission. In addition, there are risks and uncertainties relating to the planned tax-free spinoffs of our Water and Defense businesses, including the timing and certainty of the completion of those transactions, whether those transactions will result in any tax liability, the operational and financial profile of the Company or any of its businesses after giving effect to the spinoff transactions and the ability of each business to operate as an independent entity. The guidance for full-year 2011 is based on the Company’s current structure and does not give effect to the separation of our Water and Defense businesses into newly independent public companies.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED INCOME STATEMENTS (In millions, except per share) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$3,024	$2,739	$5,784	$5,317

Costs of revenue	2,184	1,958	4,159	3,818
Selling, general and administrative expenses	429	375	859	753
Research and development expenses	70	60	131	123
Transformation costs	62	-	147	-
Asbestos-related costs, net	16	12	32	27
Restructuring and asset impairment charges, net	3	10	8	27
Total costs and expenses	2,764	2,415	5,336	4,748

Operating income	260	324	448	569
Interest and non-operating expenses, net	12	19	29	45
Income from continuing operations before income tax expense	248	305	419	524
Income tax expense	80	79	125	154
Income from continuing operations	168	226	294	370
Income (loss) from discontinued operations, net of tax	-	12	(2)	14
Net income	$168	$238	$292	$384

Earnings (Loss) Per Share
Basic:
Continuing operations	$0.91	$1.23	$1.59	$2.01
Discontinued operations	-	0.06	(0.01)	0.08
Net Income	$0.91	$1.29	$1.58	$2.09
Diluted:
Continuing operations	$0.90	$1.22	$1.58	$2.00
Discontinued operations	-	0.06	(0.02)	0.07
Net Income	$0.90	$1.28	$1.56	$2.07

Average common shares — basic	185.3	184.0	185.1	183.6
Average common shares — diluted	186.8	185.5	186.6	185.2

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In millions) (Unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$1,160	$1,032
Receivables, net	2,200	1,944
Inventories, net	980	856
Other current assets	678	562
Total current assets	5,018	4,394

Plant, property and equipment, net	1,242	1,205
Goodwill	4,340	4,277
Other intangible assets, net	741	766
Asbestos-related assets	924	930
Other non-current assets	835	866
Total assets	$13,100	$12,438

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,115	$1,020
Accrued liabilities	1,714	1,714
Short-term debt and current maturities of long-term debt	131	11
Total current liabilities	2,960	2,745

Postretirement benefits	1,740	1,733
Long-term debt	1,297	1,354
Asbestos-related liabilities	1,576	1,559
Other non-current liabilities	551	542
Total liabilities	8,124	7,933

Shareholders' equity	4,976	4,505
Total liabilities and shareholders' equity	$13,100	$12,438

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Operating Activities
Net income	$292	$384
Less: Income from discontinued operations	(2)	14
Income from continuing operations	294	370

Adjustments to income from continuing operations:
Depreciation and amortization	172	140
Stock-based compensation	15	16
Transformation costs	55	-
Change in receivables	(215)	(121)
Change in inventories	(99)	2
Change in accounts payable	112	23
Other, net	(130)	(74)
Net Cash — Operating Activities	204	356

Investing Activities Capital expenditures	(123)	(106)
Acquisitions, net of cash acquired	(1)	(401)
Other, net	25	3
Net Cash — Investing Activities	(99)	(504)

Financing Activities Short-term debt, net	64	34
Proceeds from issuance of common stock	41	9
Dividends paid	(138)	(130)
Other, net	(10)	(61)
Net Cash — Financing Activities	(43)	(148)

Exchange rate effects on cash and cash equivalents	67	(85)

Cash from (used for) discontinued operations:
Operating Activities	(1)	9

Net change in cash and cash equivalents	128	(372)
Cash and cash equivalents — beginning of year	1,032	1,216
Cash and Cash Equivalents — end of period	$1,160	$844

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special items. Special items that may include, but are not limited to, unusual and infrequent non-operating items, spin transaction costs and non-operating tax settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2011 & 2010

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
					Acquisition /
			Change	% Change	Divestitures	FX Contribution	Change	% Change
	3M 2011	3M 2010	2011 vs. 2010	2011 vs. 2010	3M 2011	3M 2011	Adj. 11 vs. 10	Adj. 11 vs. 10

Revenues
ITT Corporation - Consolidated	3,024	2,739	285	10%	(90)	(94)	101	4%

Defense & Information Solutions	1,503	1,503	0	0%	(3)	(2)	(5)	0%
Electronic Systems	384	630	(246)	-39%	0	(1)	(247)	-39%
Geospatial Systems	299	298	1	0%	(2)	0	(1)	0%
Information Systems	828	580	248	43%	(1)	0	247	43%

Fluid Technology	1,108	877	231	26%	(87)	(66)	78	9%
Industrial Process	201	167	34	20%	(2)	(4)	28	16%
Residential and Commercial Water Group	327	286	41	14%	0	(15)	26	9%
Water & WasteWater	602	444	158	36%	(85)	(50)	23	5%

Motion & Flow Control	414	362	52	14%	0	(26)	26	7%
Motion Technologies	165	134	31	23%	0	(18)	13	10%
Interconnect Solutions	109	102	7	7%	0	(5)	2	2%
Control Technologies	83	68	15	23%	0	(1)	15	22%
Flow Control	59	60	(1)	-2%	0	(3)	(4)	-7%

Orders
Total Segment Orders	2,699	2,064	635	31%	(100)	(95)	440	21%

Defense & Information Solutions	1,135	767	368	48%	(5)	(2)	361	47%

Fluid Technology	1,158	938	220	23%	(95)	(70)	55	6%

Motion & Flow Control	408	361	47	13%	0	(24)	23	6%

New Companies (A)

Revenues
Future ITT	555	469	86	18%	(2)	(27)	57	12%
Xylem	971	775	196	25%	(85)	(65)	46	6%
ITT Exelis	1,503	1,503	(0)	0%	(3)	(2)	(5)	0%

Orders
Future ITT	572	481	91	19%	(4)	(25)	62	13%
Xylem	998	823	175	21%	(91)	(69)	15	2%
ITT Exelis	1,135	767	368	48%	(5)	(2)	361	47%

(A) New Companies exclude Form 10 adjustments
Note: Excludes intercompany eliminations.

ITT Corporation
Reported vs Adjusted Segment Operating Income & OI Margin
Second Quarter of 2011 & 2010

($ Millions)

	Q2 2011	Q2 2011	Q2 2011	Q2 2010	% Change		% Change
	As Reported	Spin Costs	As Adjusted	As Reported	As Reported 11 vs. 10		Adj for Spin 11 vs. 10

Revenue:
Defense & Information Solutions	1,503		1,503	1,503	0.0%		0.0%
Fluid Technology	1,108		1,108	877	26.4%		26.4%
Motion & Flow Control	414		414	362	14.4%		14.4%
Intersegment eliminations	(1)		(1)	(3)	-66.7%		-66.7%
Total Revenue	3,024		3,024	2,739	10.4%		10.4%

Operating Margin:
Defense & Information Solutions	9.4%		9.5%	12.9%	(350)	BP	(340)	BP
Fluid Technology	14.5%		14.8%	14.8%	(30)	BP	-	BP
Motion & Flow Control	13.8%		13.8%	11.6%	220	BP	220	BP
Total Operating Segments	11.9%		12.0%	13.4%	(150)	BP	(140)	BP

Income:
Defense & Information Solutions	142	1	143	194	-26.8%		-26.4%
Fluid Technology	161	3	164	130	23.8%		26.2%
Motion & Flow Control	57	-	57	42	35.7%		35.7%
Total Segment Operating Income	360	4	364	366	-1.6%		-0.6%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter of 2011 & 2010
($ Millions, except EPS and shares)

									Change	Percent Change
	Q2 2011	Q2 2011		Q2 2011	Q2 2010	Q2 2010		Q2 2010	2011 vs. 2010	2011 vs. 2010
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	360	4	#A	364	366			366

Interest Income (Expense)	(19)	-		(19)	(15)	(9)	#C	(24)
Other Income (Expense)	-	-		-	(4)	-		(4)
Gain on sale of Assets	7	-		7	-	-		-
Corporate (Expense)	(100)	58	#A	(42)	(42)	-		(42)

Income (loss) from Continuing Operations before Tax	248	62		310	305	(9)		296

Income Tax (Expense) Benefit	(80)	(10)	#B	(90)	(79)	(6)	#C	(85)

Income from Continuing Operations	168	52		220	226	(15)		211

Diluted EPS from Continuing Operations	0.90	0.28	#D	1.18	1.22	(0.08)	#D	1.14	0.04	4%

#A - Transformation Costs related to planned spinoffs of defense and water businesses.
#B - Tax benefit related to Transformation Costs and tax adjustment related to prior years
#C - Interest income and reversal of tax reserves related to the 2nd Quarter closure of a tax audit.

#D Diluted EPS from Continuing Operations
Transformation Costs, net of related tax benefit.		0.25				-
Tax adjustments		0.03				-
Interest income and reversal of tax reserves related to the 2nd Quarter closure of a tax audit.		-				(0.08)
Adjustments to EPS from Continuing Operations		0.28				(0.08)

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
Second Quarter 2011 & 2010

($ Millions)

	6M 2011	6M 2010

Net Cash - Operating Activities	204	356

Capital Expenditures	(123)	(106)

Free Cash Flow, including Transformation	81	250

Transformation Spending (Cash Paid incl Capex)	72	-

Free Cash Flow, Excluding Transformation	153	250

Income from Continuing Operations	294	370

Free Cash Flow Conversion, including Transformation	28%	68%

Special Items (including Transformation Costs)	108	5

Income from Continuing Operations, Excluding
Special Items	402	375

Adjusted Free Cash Flow Conversion	38%	67%

ITT Corporation
Debt Coverage Ratios 2011 & 2010
($ Millions)

	June 30, 2011	December 31, 2010

Net Debt/Net Capitalization	5.1%	6.9%
Total Debt/Total Capitalization	22.3%	23.3%

Short Term Debt	131	11
Long Term Debt	1,297	1,354
Total Debt	1,428	1,365
Cash & Cash equivalents	1,160	1,032
Net Debt	268	333

Total Shareholders' Equity	4,976	4,505
Net Debt	268	333
Net Capitalization	5,244	4,838

CONTACT:
ITT Corporation
Investors:
Thomas Scalera, +1 914-641-2030
thomas.scalera@itt.com
or
Media:
Jenny Schiavone, +1 914-641-2160
jennifer.schiavone@itt.com